Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

    We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-228887) of SL Green Operating Partnership, L.P. and in the related Prospectus of our reports dated February 26, 2021, with respect to the consolidated financial statements of SL Green Operating Partnership, L.P., and the effectiveness of internal control over financial reporting of SL Green Operating Partnership, L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP
New York, New York
February 26, 2021